Exhibit 99.2

Entertainment Properties Trust and Empire Resorts Presents

Concord Resort Redevelopment Master Plan

MONTICELLO, N.Y. (March 9, 2012) — Entertainment Properties Trust (NYSE: EPR) and Empire Resorts, Inc. (NASDAQ-GM: NYNY) presented an overview of the master plan for redevelopment of the former Concord Resort property in Sullivan County, New York yesterday.

The presentation before the Town of Thompson Board was held at the Eugene Nesin Theater in Monticello and open to the public in order to continue a dialogue with the community. A comprehensive transformative master development plan for 1500 acres at the site of the former Concord Resort was presented by the industry-leading architect and master planning firm Hart Howerton.

Reminiscent of the region’s rich history, the new destination resort is expected to include a casino, hotel and harness racetrack, specialty lodging, a championship golf experience, coupled with retail, dining, entertainment and recreational uses, along with new residential communities. The planned family and entertainment destination is expected to create over one thousand jobs and includes hundreds of millions of dollars of investment in the county.

The proposed master plan represents a new way of thinking about resort development in the Catskills. Unlike one dimensional plans of past, it envisions a multi-faceted destination resort, which will become the center of tourism and investment in the region. A place to find adventure or relaxation, it will offer family-centered attractions and amenities surrounded by the natural beauty of the Catskills.

David Brain, CEO Entertainment Properties Trust commented, “This was an important opportunity for us to connect with the community and articulate our vision. We are excited to continue down the path toward development of this new and exciting family and entertainment destination. We are committed to bringing our plans to reality and will certainly maintain a dialogue with the community as we do.”

Emanuel Pearlman, Chairman of the Board of Empire Resorts stated, “We were pleased to join Entertainment Properties Trust yesterday to present the vision for the Concord Resort to the Town of Thompson and the people of Sullivan County. Our proposed casino, harness racetrack and hotel is the anchor of this totally new vision for the Catskills. We have assembled a great team that is working with a sense of urgency. We look forward to reporting on our progress to the Town of Thompson Board in the near future.

Entertainment Properties Trust and Empire Resorts also announced a new informational project website, www.NewCatskillsDestination.com, launched today. Visitors to the site can learn more and sign up to receive updates and information on the project as it moves forward.

About Entertainment Properties Trust

Entertainment Properties Trust is a specialty real estate investment trust (REIT) that invests in properties in select categories which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $2.9 billion and include megaplex movie theatres and adjacent retail, public charter schools and other destination recreational and specialty investments. We adhere to rigorous underwriting and investing criteria, centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com

About Empire Resorts

Empire Resorts owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

About Hart Howerton

Hart Howerton is a creative team of land planners, urban designers, architects, landscape architects and development strategists with four decades of experience optimizing the value of real estate assets. With offices in New York, San Francisco, London and Shanghai, Hart Howerton handles complex projects in sensitive locations throughout the world. Their industry-leading approach (“Designing Complete Environments”) combines market-driven planning and design with economic feasibility, development and marketing savvy, environmental sensitivity and entitlements expertise. Working with leading developers, institutions and landowners, the firm has delivered successful world-class real estate ventures and places of lasting legacy in their communities. The firm is currently working in more than 30 countries worldwide. Hart Howerton projects include nine of the top twenty-five resorts on Travel + Leisure’s Top 100 Places to Live, 2009, and seven of America’s Top 10 Golf Communities, according to Travel + Leisure Golf. Visit www.harthowerton.com for more information.

Contact:

Brian Moriarty

Entertainment Properties Trust

888-EPR-REIT

brianm@eprkc.com

Charles Degliomini

Empire Resorts, Inc.

845-807-0001

cdegliomini@empireresorts.com